EXHIBIT 5.1

September 14, 2004

Pharsight Corporation

800 West El Camino Real, Suite 200

Mountain View, California 94040

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about September 14, 2004, in connection with the registration under the Securities Act of 1933, as amended, of an additional 2,000,000 shares of Common Stock (the “Shares”) to be issued under the Amended and Restated 2000 Equity Incentive Plan (the “Plan”).

It is our opinion that, when issued and sold pursuant to options granted in the manner described in the Plan, and pursuant to the agreements which accompany each option grant, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation